Filed pursuant to Rule 433

Registration Statement No. 333-157883

June 5, 2009

MarkWest Energy Partners, L.P.

Pricing Sheet – June 5, 2009

2,900,000 Common Units Representing Limited Partner Interests

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated June 4, 2009 and the prospectus dated March 12, 2009 relating to these securities.

Offering price:	$18.15 per common unit

Option to purchase additional units:	435,000 additional common units (30 days)

Proceeds, net of underwriting commission and expenses:	$49.9 million (excluding option to purchase additional common units) or $57.5 million (including exercise of option to purchase additional common units)

Trade Date:	June 5, 2009

Settlement Date:	June 10, 2009

Issuer Symbol:	MWE

Exchange:	NYSE

CUSIP:	570759100

Sole Book-Running Manager:	Morgan Stanley & Co. Incorporated

MarkWest Energy Partners, L.P. intends to use the net proceeds from this offering, including any net proceeds from the underwriter’s exercise of its option to purchase additional common units, to partially fund its ongoing capital expenditure program.  Pending that use, it intends to apply a portion of the net proceeds to repay borrowings under its revolving credit facility.

MarkWest Energy Partners, L.P. has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about MarkWest Energy Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.